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                                                                    Exhibit 99.1


Richard M. Dressler
Vice President, Finance, Chief Financial Officer, and Treasurer
860-704-5162
ddressler@zygo.com

For Immediate Release
---------------------

                    ZYGO CORPORATION ANNOUNCES SALE OF ZYGO'S

                            AUTOMATION SYSTEMS GROUP

MIDDLEFIELD, CONNECTICUT..........December 14, 2001......Zygo Corporation
(NASDAQ:ZIGO) announced today that it has sold its Automation Systems Group in Longmont, Colorado, to Brooks Automation, Inc. (NASDAQ:BRKS) of Chelmsford, Massachusetts. The Automation Systems Group is a leading manufacturer of reticle automation systems including reticle sorters, reticle macro inspection systems, and reticle handling solutions for the semiconductor industry.

Substantially all of the assets were sold to Brooks for $11 million cash and Brooks has assumed substantially all of the liabilities of the business. The final price is subject to adjustments, if any, based on the closing balance sheet.

Bruce Robinson, Zygo's chairman, president, and chief executive officer, commented, "While the Automation Systems Group has had an excellent record of success as a part of the Zygo organization, the divestiture of the Group will enable Zygo to focus on our core areas of precision optics, optical and fiber optic assemblies, and high performance metrology systems. The Automation Systems Group's reticle handling products fit nicely into Brooks Automation's growing portfolio of semiconductor automation solutions. Zygo will retain our core automation business activities as related to metrology-integrated solutions and photonic and electronic module assembly in Delray Beach, Florida."

ABOUT BROOKS AUTOMATION, INC.

Brooks Automation, Inc. is the leading global supplier of OEM tool automation and factory management software for the semiconductor, data storage, and flat panel display manufacturing industries.

ABOUT ZYGO CORPORATION

Zygo Corporation is a worldwide developer and supplier of high precision optics, optical, and fiber optic assemblies, high performance metrology instruments, and automation for the telecommunications, semiconductor, and industrial markets.

This press release may contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, are described in the Company's reports on Form 10-K and 10-Q and other documents on file with the Securities and Exchange Commission.